Exhibit 99.1

Continental Resources Announces New Five-Year Plan To Triple Production And Proved Reserves

Company Holding 2012 Investors Day in Oklahoma City

OKLAHOMA CITY, Oct. 8, 2012 /PRNewswire/ — Continental Resources, Inc. (NYSE: CLR) announced today a new five-year growth plan to triple production and proved reserves by year-end 2017. According to its strategic growth plan, the Company plans to generate average production of 300,000 barrels of oil equivalent per day in 2017.

The Company reported average production of 94,852 Boepd for the second quarter ended June 30, 2012.

The Company is holding its 2012 Investors Day in Oklahoma City beginning at 8 a.m. CT, Tuesday, Oct. 9, 2012. Presentation slides will be available and the meeting will be web cast on Continental’s web site at www.clr.com beginning at 8 a.m. CT the day of the meeting.

During its 2012 Investors Day, the Company’s management and operating teams plan to discuss the following.

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Continental’s plans to triple production from 2012’s expected total of approximately 36 million barrels of oil equivalent (MMBoe), which is the mid-point of the Company’s 2012 growth guidance. This level of growth would result in production of 108 MMBoe in 2017.

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The Company expects production growth in 2013 in a range of 30 percent to 35 percent, based on a capital expenditures budget (excluding acquisitions) of $3.4 billion. Based on this budget, the Company expects to complete 738 gross (300 net) wells in 2013.

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Continental expects oil differentials will average in a range of $8 to $11 per barrel in 2013. The Company expects its liquids-rich natural gas production will have an average premium of $1.00 to $1.50 per Mcf.

•	Continental plans to triple proved reserves from year-end 2011 to year-end 2017. Continental’s estimated proved reserves at mid-2012 totaled 610 MMBoe.

•	The Company’s growth plan is focused on its premier oil and natural gas liquids assets in the Bakken play of North Dakota and Montana and Oklahoma’s Anadarko Woodford play.

“Our legacy assets in the largest oil field found in over 40 years, the Bakken, provide a large amount of comfort in the reliability of our new five-year plan,” said Harold Hamm, Chairman and Chief Executive Officer. “In addition, those assets are supplemented by a new and expanded view of the Anadarko Woodford resulting in a new oil province with multiple oil plays which we plan to unveil at our 2012 Investors conference.”

Continental is the #1 leaseholder in the Bakken, with almost one million net acres. The Company’s leasehold in the Anadarko Woodford was 315,675 net acres as of June 30, 2012.

“We have an exceptional opportunity to accelerate the value of our assets in these premier plays,” said Rick Bott, President and Chief Operating Officer. “The purpose of the 2012 Investors Day is to communicate how we intend to achieve our growth goals with high rate-of-return projects and increased operating efficiencies, while maintaining our conservative debt metrics.”

Conference Information

Slides and an audio webcast of Continental Resources’ 2012 Investors Day will be available starting at 8 a.m. CT on Tuesday, Oct. 9 on the Company’s web site at www.CLR.com.

About Continental Resources

Continental Resources is a Top 10 petroleum liquids producer in the United States and the largest leaseholder in the nation’s premier oil play, the Bakken play of North Dakota and Montana. Based in Oklahoma City, the company also has a leading presence in the Anadarko Woodford play of Oklahoma and the Red River Units play of North Dakota, South Dakota and Montana. Founded in 1967, Continental’s growth strategy has focused on crude oil since the 1980s. Visit www.CLR.com for more information.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry, VP Investor Relations	Kristin Miskovsky, VP Public Relations
405-234-9127	405-234-9480
Warren.Henry@CLR.com	Kristin.Miskovsky@CLR.com